Exhibit No. 17.1

JAMES L. MANDEL

May 6, 2010

Board of Directors
Western Capital Resources, Inc.
Omaha, NE

RE: Resignation

Dear Sirs:

It is with great frustration and concern that I find it necessary to serve you and the Company with this discourse.  I have dutifully served at the bequest of the shareholder’s of Western Capital for over three years and up until this moment; I have operated under the pretense that the best interests of the company were being served by the board of directors and senior management.  The events of the last eight weeks have spun the path of the organization in a direction I have no interest in proliferating or desire to participate in.  Specifically, the sale of preferred stock to Blackstreet by both past directors and current management has left the common shareholder’s naked in their representation and succinctly subject to the narrow interests of the new majority.

It is my opinion that the interests of the common shareholder’s may be overlooked entirely by the new regime and that acts of self serving piracy may indeed manifest themselves at times most damaging to the same.  I’d like to clarify that my fears, although admittedly only worst case scenarios, are based upon pure speculation and a true concern for the shareholder’s.  I simply have no comfort level that neither management nor the new incoming board has any concern about maximizing shareholder value and in fact may seek to limit future involvement by the minority in the way of extremely dilutive financing.  My attempts to gain visibility to the future activities of the entity including operational directives, financing, and enhanced shareholder and stakeholder positioning have not only been unsatisfied, but unanswered altogether aside from some unfounded gibberish.  Additionally, my motion to appoint a fifth director with a prescribed bias towards the common shareholder’s was not even seconded.  Again, I fear that the total absence of concern, certainly elucidated by a total dismissal of my motion, is indeed a harbinger for the future actions of the board and subsequently, its management.

I hereby resign my position as director, effective immediately.

Yours truly,

/s/ James L. Mandel

James L. Mandel

3155 NORTH SHORE DRIVE. ORONO, MINNESOTA.55391